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                                                                     EXHIBIT 3.3


I, JOHN D. CAMPBELL, Secretary of TYCO INTERNATIONAL LTD., a Company duly incorporated and existing under the laws of the Islands of Bermuda, DO HEREBY CERTIFY that attached hereto is a true and correct copy of resolutions adopted at a Meeting of the Shareholders of the Company duly convened and held on the 2nd July, 1997 at which a quorum was present and voting throughout and that the same have not been amended or rescinded and are in accordance with the provisions of the Bye-Laws of the said Company.

IN WITNESS WHEREOF, I have hereunto set my hand and the Common Seal of TYCO INTERNATIONAL LTD. this 10th day of February, 1998.


                                      /s/ John D. Campbell
                                   -----------------------------------
                                   John D. Campbell, Secretary
                                   TYCO INTERNATIONAL LTD.
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                               TYCO INTERNATIONAL LTD.
                                (FORMERLY ADT LIMITED)

                  RESOLUTIONS PASSED AT THE SPECIAL GENERAL MEETING
                                 HELD ON JULY 2, 1997


1. THAT, subject to the passing of the resolution to be proposed at this meeting relating to the consolidation and increase of the common share capital of the Company (being the item of business numbered 2 set out in the notice of the meeting) so as to consist of Common Shares of US$0.20 each ("New Common Shares") and subject to and contemporaneously with the merger (the "Merger") of Limited Apache, Inc., a wholly-owned subsidiary of the Company, with and into Tyco International Ltd. ("Tyco") pursuant to an Agreement and Plan of Merger dated as of March 17, 1997 by and among the Company, Limited Apache, Inc. and Tyco, (the "Merger Agreement"), the Directors of the Company be authorised to allot and issue such number of New Common Shares resulting from such consolidation and increase as is necessary to give effect to the Merger Agreement.

2. THAT, subject to and (except as provided in paragraphs (a) (iii) and (b)(ii) below) contemporaneously with the Merger becoming effective, the common share capital of the Company be reorganised as follows:

     (a) the Common Shares of US$0.10 each, including those created by the resolution to be proposed at this meeting relating to the increase of the share capital of the Company (being the item of business numbered 7 set out in the notice of the meeting) if such resolution is duly passed, ("Existing Common Shares") be consolidated and divided into New Common Shares as follows:

          (i) all the authorised but unissued Existing Common Shares comprised in the capital of the Company immediately before the Effective Time (as defined in the Merger Agreement) be consolidated into a single share and such share be sub-divided into New Common Shares;

          (ii) each member's holding or Existing Common Shares appearing in the register of members immediately before the Effective Time be consolidated into such number of New Common Shares as results from applying the factor of 0.48133 (subject to such adjustments as may be required by the Merger Agreement) to the number of shares then comprised in his holding (with the resulting number being rounded down to the nearest whole number of New Common Shares); and

          (iii) with effect from such date as the Directors may determine (being not more than 30 days after the Effective Date) the capital of the Company be reduced by the cancellation pursuant to Section 46 of the Companies Act of 1981 of the balance of each member's holding of Existing Common

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                 Shares appearing in the register of members immediately before the Effective Time and representing any fractional entitlement to a New Common Share on terms that such member be paid cash equal to the value of such fractional entitlement (such value to be calculated by reference to the closing price of New Common Shares on the New York Stock Exchange on the date on which the Merger becomes effective, rounded to the nearest whole cent;

     (b) the authorised share capital of the Company be increased to US$ 275,750,000 by the creation of (i) an additional 640,000,000 New Common Shares or, if the resolution to be proposed at this meeting relating to the increase of the share capital of the Company (being the item of business numbered 7 set out in the notice of the meeting) is duly passed, an additional 500,000,000 New Common Shares and (ii) subject to and with effect from the date on which that part of the capital referable to the aggregate nominal value of fractional entitlements is cancelled and reduced pursuant to paragraph (a)(iii) above, such number of New Common Shares as is equal in nominal value to such aggregate value;

     (c) all the New Common Shares resulting from the consolidation, sub-division, and increase of capital referred to in paragraphs (a) and (b) above shall comprise a single class of shares and, as regards those New Common Shares in issue immediately after the Effective Time, shall rank PARI PASSU in all respects and the Directors of the Company be authorised to allot, issue, grant options over or otherwise dispose of all or any of the New Common Shares for the time being forming part of the authorised but unissued share capital of the Company (other than those issued to give effect to the Merger Agreement) on such terms and subject to such conditions as the Directors think fit; and

     (d) paragraph (1) of the Schedule to the Bye-Laws of the Company, in its present form or as it may be amended by the passing of the resolution to be proposed at this meeting relating to the increase of the share capital of the Company (being the item of business numbered 7 set out in the notice of the meeting), be amended by deleting the words appearing before "("Common Shares")" and substituting the following "The authorised share capital of the Company is US$275,750,000 divided into 750,000,000 Common Shares of the nominal value of US$0.20 each".

3. THAT, subject to and contemporaneously with the Merger becoming effective, the number of Directors be increased to eleven, each of John E. Danneberg, Alan B. Henderson, Stephen J. Ruzika, William W. Stinson and Raymond S. Troubh be removed from office as a Director and each of L. Dennis Kozlowski, Joshua M. Berman, Richard S. Bodman, John F. Fort, III, Stephen
     W. Foss, Richard A. Gilleland, Philip M. Hampton and Frank E. Walsh, Jr. (or such other persons as the board of directors of Tyco may nominate in accordance with the provisions of the Merger Agreement) be elected as additional Directors of the Company, to serve until the next Annual General Meeting of the Company on such terms, and to hold such offices in relation to the


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     Company, as the Directors may from time to time determine, and each of the
     Directors for the time being in office be authorised from time to time by notice in writing to the Company to appoint an Alternate Director.

4. THAT, subject to the Merger becoming effective, the name of the Company be changed to Tyco International Ltd.

5. THAT, subject to the passing of those resolutions to be proposed at this meeting on which the Merger Agreement is conditional (being the items of business numbered 1 through 4 set out in the notice of the meeting):

     (a) the ADT Limited 1993 Long Term Incentive Plan (the "Plan"), incorporating the amendments set out in the document produced to the meeting and initialled by the chairman for the purpose of identification (including those amendments expressed therein to be effective upon the Merger being consummated), be approved;

     (b) the grant of all share options outstanding under the Plan or under the Company's other existing share option and incentive plans, particulars of which are set out in the joint proxy statement/prospectus issued by the Company and Tyco dated June 3, 1997, be ratified and approved; and

     (c) subject to and upon the Merger becoming effective, the assumption by the Company of the obligations of Tyco in respect of (i) all share options outstanding under Tyco's share option and incentive plans to be assumed by the Company under the Merger Agreement and (ii) the Warrants (as defined in, and on the terms contemplated by, such agreement) be ratified and approved.

6. THAT, subject to the passing of those resolutions to be proposed at this meeting on which the Merger Agreement is conditional (being the items of business numbered 1 through 4 set out in the notice of the meeting), the following amendment to the Bye-Laws of the Company be approved; that is the deletion of Bye-Law 45 and the substitution for it of the following:

          "45. Power to adjourn General Meeting
               The chairman of the meeting may, with the consent of the meeting, and shall, if so directed by the meeting or (prior to or at the meeting) by the Board of Directors (or a duly authorised committee thereof), adjourn the meeting, from time to time and from place to place as the chairman of the meeting shall determine (subject to any directions from the Board of Directors or a duly authorised committee thereof). Whenever a meeting is adjourned for more than five days, the Directors shall give notice of the adjourned meeting in such manner as they consider expedient. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place."

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7.   THAT:

     (a) the authorised share capital of the Company be increased to US$ 175,750,000 by the creation of an additional 280,000,000 Common Shares of US$0.10 each;

     (b) the Directors of the Company be authorised to allot, issue, grant options over or otherwise dispose of all or any of the such additional Common Shares on such terms and subject to such conditions as the Directors think fit; and

     (c) paragraph (1) of the Schedule to the Bye-Laws of the Company be amended by deleting the words appearing before "("Common Shares")" and substituting the following "The authorised share capital of the Company is US$175,750,000 divided into 500,000,000 Common Shares of the nominal value of US$0.20 each".

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